UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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OMNICELL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OMNICELL, INC.
1201 Charleston Road
Mountain View, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 24, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Omnicell, Inc., a Delaware corporation (the “Company”). The meeting will be held on May 24, 2005 at 2:00 p.m. local time at the Company’s headquarters for the following purposes:

1.                To elect four (4) directors to hold office until the 2008 Annual Meeting of Stockholders.

2.                To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005.

3.                To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting of Stockholders is April 1, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
/s/ ROBERT J. BRIGHAM
Robert J. Brigham,
Secretary
Mountain View, California
April 26, 2005

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

OMNICELL, INC.

1201 Charleston Road

Mountain View, CA 94043

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

May 24, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Omnicell, Inc. (sometimes referred to as the “Company” or “Omnicell”) is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 26, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 1, 2005 will be entitled to vote at the annual meeting. On this record date, there were 25,657,848 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 1, 2005 your shares were registered directly in your name with Omnicell’s transfer agent, EquiServe Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 1, 2005 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•       Election of four (4) directors;

•       Ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•       To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•       To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•       To vote over the telephone, dial toll-free 1-877-PRX-VOTE (1-877-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. on May 23, 2005 to be counted.

•       To vote on the Internet, go to http://www.eproxyvote.com/omcl to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. on May 23, 2005 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Omnicell. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 1, 2005.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all four (4) nominees for director, and “For” the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•       You may submit another properly completed proxy card with a later date;

•       You may send a written notice that you are revoking your proxy to Omnicell’s Secretary at 1201 Charleston Road, Mountain View, CA 94043; or

•       You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2005, to Omnicell’s Secretary at 1201 Charleston Road, Mountain View, California 94043. However, if Omnicell’s 2006 Annual Meeting of Stockholders is not held between April 30, 2006 and June 23, 2006, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials. If you wish to bring a proposal before the stockholders at next year’s annual meeting that is not to be included in next year’s proxy materials, you must notify Omnicell’s Secretary, in writing, no later than the close of business on February 23, 2006. We also advise you to review Omnicell’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If you do not comply with these requirements, you will not be able to make a stockholder proposal or nomination at next year’s Annual Meeting.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•       For the election of directors, the four (4) nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•       For the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005, Proposal No. 2 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 25,657,848 outstanding and entitled to vote. Therefore, 12,828,925 must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

Omnicell’s Board of Directors is divided into three (3) classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has ten (10) members. There are four (4) directors in the class whose term of office expires in 2005. Each of the nominees listed below, is currently a director of the Company who was previously elected by the stockholders, except for Ms. Foley. Ms. Foley was recommended for election to the Company’s Board by the Company’s Corporate Governance Committee. Mr. Horowitz, currently a director in the class whose term expires in 2005, has elected not to run for reelection to the Company’s Board of Directors. If elected at the annual meeting, each of these nominees would serve until the 2008 Annual Meeting and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal. It is the Company’s policy to encourage directors to attend the Annual Meeting of Stockholders. Two (2) of the nominees for election as a director at the 2004 Annual Meeting of Stockholders and five (5) of the ten (10) directors who were members of the Board at the time attended the 2004 Annual Meeting of Stockholders.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

CLASS I NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING

Mary E. Foley

Mary E. Foley, age 53, has served as the Associate Director of the Center for Research and Nursing Innovation at the University of California, San Francisco (UCSF) since 2004, where she is also a Ph.D. student in nursing policy. Ms. Foley has also served as the vice president of the American Nurses Association since 2004. From 2002 to 2004, Ms. Foley was a Regents Lecturer at UCSF and Visiting Assistant Professor in the Masters entry program, and from 2000 to 2002, served as the President of the American Nurses Association. From 1981 to 2000, Ms. Foley was a staff nurse and chief nurse executive at Saint Francis Memorial Hospital in San Francisco, a member of Catholic Healthcare West, and from 1994 to 1999 was a part-time clinical faculty member at San Francisco State University School of Nursing and the faculty adviser for the student nurses association. Ms. Foley received a nursing diploma from New England Deaconness Hospital School of Nursing, a B.S.N. from Boston University School of Nursing, and an M.S. in nursing administration and occupational health from UCSF.

Randy D. Lindholm

Randy D. Lindholm, age 49, has served as a Director of Omnicell since May 2003. Since April 2002, Mr. Lindholm has served as a consultant to medical device companies. From June 1999 to April 2002, Mr. Lindholm was the chairman, president and CEO of VidaMed, Inc. a medical device company, and served as its executive vice president, sales and marketing. From 1993 to 1998, Lindholm held senior field operations positions at Nellcor Puritan Bennett, a provider of solutions to diagnose, monitor and treat the respiratory-impaired patient. Mr. Lindholm received a B.S. in electrical engineering from Michigan Tech University. Mr. Lindholm is also a director of Rita Medical Systems, Inc. and several privately held companies.

Sara J. White

Sara J. White, age 59, has served as a Director of Omnicell since April 2003. Since 2004, Ms. White has served as a pharmacy leadership consultant. From 1992 to 2004, Ms. White was a clinical professor at the School of Pharmacy at the University of California, San Francisco and from 1995 to 2004 was an adjunct professor at the University of the Pacific, School of Pharmacy. From 1998 to 2003, she served as the Director of Pharmacy for Stanford Hospital and Clinics. Ms. White received a B.S. in pharmacy from Oregon State University and an M.S. in hospital pharmacy management from Ohio State University.

William H. Younger, Jr.

William H. Younger, Jr., age 55, has served as a Director of Omnicell since September 1992. Mr. Younger is a managing director of Sutter Hill Ventures, a venture capital firm, where he has been employed since 1981. Mr. Younger received a B.S. in electrical engineering from the University of Michigan and an M.B.A. from Stanford University. Mr. Younger is also a director of Vitria Technology, Inc., and several privately held companies.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

Randall A. Lipps

Randall A. Lipps, age 47, has served as Chairman of the Board and a Director of Omnicell since founding Omnicell in September 1992 and as its President and Chief Executive Officer since October 2002. From 1989 to 1992, Mr. Lipps served as the Senior Vice President of ST. Holdings, Inc., a travel and marketing company. From 1987 to 1989, he served as Assistant Vice President of Sales & Operations for a subsidiary of AMR, the parent company of American Airlines, Inc. Mr. Lipps received both a B.S. in economics and a B.B.A. from Southern Methodist University.

Brock D. Nelson

Brock D. Nelson, age 54, has served as a Director of Omnicell since May 2003. Since February 2003, Mr. Nelson has served as the President and Chief Executive Officer of Regions Hospital, a private, full service hospital and part of HealthPartners, Inc. Mr. Nelson served as the Chief Executive of Children’s Hospitals and Clinics from 1994 to January 2003 and served as the President of Children’s Hospital St. Paul from 1983 to 1994. Mr. Nelson received a B.A. in economics from St. Olaf College and a master’s degree in health care administration from the University of Minnesota.

Joseph E. Whitters

Joseph E. Whitters, age 47, has served as a Director of Omnicell since May 2003. From 1986 to January 2005, Mr. Whitters was employed in various capacities with First Health Group Corp., a national health benefits company, most recently as Executive Vice President. Mr. Whitters is a certified public accountant and received a bachelor’s degree in accounting from Luther College. Mr. Whitters is also Chairman of the Board of Mentor Corporation and a director of Luminent Mortgage Capital, Inc.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING

Kevin L. Roberg

Kevin L. Roberg, age 54, has served as a Director of Omnicell since June 1997 and as Lead Director since February 2003. He has been a general partner of Delphi Ventures, a venture capital firm, since October 1999. From August 1998 to September 1999, Mr. Roberg was an independent venture capitalist.

From December 1995 to June 1998, Mr. Roberg served as Chief Executive Officer and President of ValueRx, a pharmacy benefit and medication management company and a former subsidiary of Value Health, Inc., a healthcare benefit and information service provider. Mr. Roberg received a B.S. from the University of Iowa. Mr. Roberg is also a director of Accredo Health Incorporated and several other privately held companies.

John D. Stobo, Jr.

John D. Stobo, Jr., age 39, has served as a Director of Omnicell since February 2000. Mr. Stobo is a managing member of ABS Capital Partners, a private equity firm, where he has been employed since 1993. Mr. Stobo received a B.A. from the University of California, San Diego and an M.B.A. from Cornell University. Mr. Stobo is also a director of several privately held companies.

Donald C. Wegmiller

Donald C. Wegmiller, age 66, has served as a Director of Omnicell since May 2004. Since 2003, Mr. Wegmiller has served as the Chairman of Clark Consulting—Healthcare Group, a national executive and physician compensation and benefits consulting firm. From 1993 to 2003, Mr. Wegmiller was the President and Chief Executive Officer of the predecessor firm, Healthcare Compensation Strategies. Mr. Wegmiller received both a bachelor’s degree and master’s degree in health administration from the University of Minnesota. Mr. Wegmiller serves as a director of ADESA, Inc., Possis Medical, Inc. and several privately held companies.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Lipps, the President and Chief Executive Officer of the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

As required under applicable Nasdaq listing standards, in fiscal 2004 the Company’s independent directors met in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Lead Director, Omnicell, Inc. at 1201 Charleston Road, Mountain View, California 94043. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

The Board has three committees: an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2004 for each of the Board committees:

Name	Audit		Compensation		Corporate Governance
Benjamin A. Horowitz			X
Randy D. Lindholm			X
Brock D. Nelson					X
Kevin L. Roberg	X				X	*
John D. Stobo, Jr.	X
Donald C. Wegmiller	X
Sara J. White					X
Joseph E. Whitters	X	*
William H. Younger, Jr.			X	*
Total meetings in fiscal year 2004	6		5		3

*                    Committee Chairperson

Below is a description of each committee of the Board of Directors.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions: it recommends annually to the Board of Directors the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year, which firm is ultimately accountable to the Audit Committee and the Board, as representatives of the Company’s stockholders; reviews the engagement of the independent auditors, including the scope, extent and procedures of the audit; evaluates the performance of the independent auditors; receives written statements from the independent auditors delineating all relationships between them and the Company consistent with Independence Standards Board Standard No. 1 to consider and discuss with them any disclosed relationships or services that could affect the independent auditor’s objectivity and independence; reviews the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements; discusses with the Company’s independent auditors the results of the annual audit, including the firm’s assessment of the quality of accounting principles, the reasonableness of significant financial reporting issues and judgments, the nature of significant risks and exposures, and the adequacy of the disclosures in the financial statements; meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditors, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and investigates any matter brought to the attention of the Audit Committee within the scope of its duties. The Audit Committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Three (3) directors currently comprise the Audit Committee: Messrs. Roberg, Wegmiller, and Whitters. Mr. Wegmiller replaced Mr. Stobo on the Audit Committee following his election. Mr. Whitters serves as the chair of the Audit Committee. The Audit Committee met six (6) times during the fiscal year. The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Mr. Whitters qualifies as an “Audit Committee Financial Expert” as defined in applicable SEC rules.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other executive officers; establishes guidelines pursuant to which the Chief Executive Officer shall administer the Company’s stock option plans with respect to options granted thereunder to all the Company’s employees and consultants, other than the Company’s executive officers and oversees administration of the Company’s stock option and purchase plans, profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs.

Three (3) directors comprise the Compensation Committee: Messrs. Horowitz, Lindholm and Younger. Mr. Younger serves as chair of the Compensation Committee. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met five (5) times during the fiscal year. Mr. Horowitz is not standing for reelection and will conclude his service with the Compensation Committee at the Annual Meeting of Stockholders.

CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee of the Board of Directors administers and oversees all aspects of the Company’s corporate governance functions on behalf of the Board. For this purpose, the Corporate Governance Committee performs several functions: it develops and reviews the corporate governance principles to be applied to the Company and makes recommendations to the Board regarding corporate governance issues; it oversees and reviews the processes and procedures used by the Company to provide information to the Board and its committees; it identifies, reviews and evaluates candidates to serve as directors of the Company and recommends such candidates to the Board; it assesses the performance of the Board, including Board committees and individual Board members; and it makes such other recommendations to the Board regarding affairs relating to the directors of the Company as the Committee deems appropriate. The Corporate Governance Committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Corporate Governance Committee charter can be found in the “Corporate Governance” section on our corporate website at www.omnicell.com, under “Investor Relations.”

Three (3) directors comprise the Corporate Governance Committee: Messrs. Nelson and Roberg and Ms. White. Mr. Roberg serves as chair of the Corporate Governance Committee. All members of the Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Corporate Governance Committee met three (3) times during the fiscal year.

The Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.

In conducting this assessment, the Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Company’s Corporate Governance Guidelines require that each non-employee director submit to the Board a letter of resignation upon completion of three (3) three-year terms as a member of the Board. The Board is free to accept or reject such letter of resignation. Although he has not served three (3) three-year terms since the classification of the Company’s Board of Directors in 2001, because he has served as a director of the Company for more than 12 years, Mr. Younger tendered his letter of resignation to the Board in March 2005, to be effective immediately following the Annual Meeting of Stockholders, but indicated his willingness to continue to serve on the Company’s Board. After consultation, the Board rejected Mr. Younger’s resignation and requested that he stand for reelection as a director of the Company.

At this time, the Corporate Governance Committee does not consider director candidates recommended by stockholders. The Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met nine (9) times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Lead Director of Omnicell, Inc. at 1201 Charleston Road, Mountain View, California 94043. These communications will be reviewed by the Lead Director, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent Directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s “Open Door Policy for Reporting Complaints Regarding Accounting and

Auditing Matters” (the “Omnicell Open Door Policy”) that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. The Omnicell Open Door Policy is available on our website www.omnicell.com under “Investor Relations.”

CODE OF CONDUCT

We have adopted the Omnicell Code of Conduct, a code of ethics with which every person who works for us is expected to comply. The Omnicell Code of Conduct is available in the “Corporate Governance” section on our corporate web site at www.omnicell.com under “Investor Relations.” If we make any substantive amendments to our Code of Conduct or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our web site.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee oversees Omnicell’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Omnicell’s accounting principles and such other matters as are required by Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with Ernst & Young LLP its independence from management and Omnicell, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, and considered the compatibility of any non-audit services with Ernst & Young LLP’s independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examination, their evaluation of Omnicell’s internal controls and the overall quality of Omnicell’s financial reporting. The Audit Committee held six (6) meetings during 2004.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as Omnicell’s independent registered public accounting firm for the year ending December 31, 2005.

AUDIT COMMITTEE
Joseph E. Whitters, Chairman
Kevin L. Roberg
Donald C. Wegmiller

(1)          The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting of Stockholders. Ernst & Young LLP has audited the Company’s financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2003 and December 31, 2004, by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2004	2003
	(in thousands)
Audit Fees	$706	$552
Tax Fees	$93	$193
Total Fees	$800	$745

Audit Fees.   Consists of fees billed for professional services rendered for the audit of Omnicell’s financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Tax Fees.   Consists of fees billed for professional services for tax compliance, tax advice and tax planning. During each of the fiscal years ended December 31, 2004 and 2003, these services included the preparation and review of Omnicell’s income tax returns and general tax advice and planning. For the fiscal year ended December 31, 2003, these services also included consultations related to sales and use tax matters.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

Omnicell’s Audit Committee pre-approves all audit and permissible non-audit services provided by its independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging Omnicell’s independent registered public accounting firm to render an audit or permissible non-audit service, the Audit Committee specifically approves the engagement of Omnicell’s independent registered public accounting firm to render that service. Accordingly, Omnicell does not engage its independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of Ernst & Young LLP to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 1, 2005 by: (i) each director and nominee for director; (ii) each of the executive officers and directors named in the Summary of Compensation table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Janus Venture Fund 151 Detroit Street Denver, Colorado 80206	3,099,448	12.08%
Entities affiliated with Sutter Hill Ventures(2) 755 Page Mill Road Suite A-200 Palo Alto, CA 94304	2,501,680	9.75%
Amaranth LLC(3) One American Lane Greenwich, CT 06831	2,225,000	8.67%
Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	1,703,856	6.64%
Schroeder Investment Management North America, Inc. 875 Third Avenue, 22nd Floor New York, NY 10022	1,384,500	5.40%
Randall A. Lipps(4)(7)	1,402,967	5.33%
Benjamin A. Horowitz(7)	81,250	*
Randy D. Lindholm(7)	23,333	*
Brock D. Nelson(7)	29,166	*
Kevin L. Roberg(5)(7)	113,611	*
John D. Stobo, Jr.(7)	83,750	*
Donald C. Wegmiller(7)	19,166	*
Sara J. White(7)	29,861	*
Joseph E. Whitters(5)	214,166	*
William H. Younger, Jr.(6)(7)	1,299,029	5.05%
Gary E. Wright(7)	248,950	*
Dennis P. Wolf(7)	67,934	*
J. Christopher Drew(7)	157,581	*
Dan S. Johnston(7)	69,582	*
All executive officers and directors as a group (16 persons)	3,859,262	14.12%

*                    Less than one percent.

(1)          This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 25,657,848 shares outstanding on April 1, 2005, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Omnicell, Inc., 1201 Charleston Road, Mountain View, CA 94043.

(2)          Includes 625,750 shares held by Sutter Hill Ventures, a California Limited Partnership, (“Sutter Hill”), 16,326 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P. (“Sutter Hill AI”), 41,344 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P. (“Sutter Hill QP”), 454,236 shares held by David L. Anderson, a Managing Director of Sutter Hill, 533,452 shares held by G. Leonard Baker, Jr., a Managing Director of Sutter Hill, 553,734 shares held by William H. Younger, Jr., a Managing Director of Sutter Hill, 236,781 shares held by Tench Coxe, a Managing Director of Sutter Hill, 17,942 shares held by Gregory P. Sands a Managing Director of Sutter Hill, 14,483 held by James C. Gaither, a Managing Director of Sutter Hill, and 7,632 shares held by Jeffrey W. Bird, a Managing Director of Sutter Hill.

(3)          Amaranth Advisors L.L.C. is the trading advisor for Amaranth LLC (“Amaranth”) and has been granted investment discretion over portfolio investments, including the common stock of the company, held by each of them. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. and may, by virtue of his position as managing member, be deemed to have power to direct the vote and disposition of the common stock held for Amaranth.

(4)          Includes 94,992 shares held in trusts for the benefit of Mr. Lipps’ children, 1,206 shares held by Mr. Lipps’ son, and 624,737 shares held jointly with Mr. Lipps’ spouse.

(5)          Includes 1,500 shares held by Mr. Roberg’s spouse.

(6)          Includes 625,750 shares held by Sutter Hill Ventures, A California Limited Partnership (“Sutter Hill”), 16,326 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P. (“Sutter Hill AI”), 41,344 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P. (“Sutter Hill QP”), 120,826 shares held directly by Mr. Younger, 432,908 shares held in trust for the benefit of Mr. Younger’s family. Mr. Younger, a director of the Company, is a Managing Director of the General Partner of Sutter Hill, and as such, may be deemed to share voting and investment power over all of such shares and therefore may be deemed a beneficial owner of such shares. Mr. Younger disclaims beneficial ownership of shares held by Sutter Hill, Sutter Hill AI or Sutter Hill QP except to the extent of his direct pecuniary interest therein. Mr. Younger also disclaims beneficial ownership of the trusts’ shares except as to Mr. Younger’s pecuniary interest in the trusts.

(7)          Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after April 1, 2005 pursuant to outstanding options as follows: Randall A. Lipps, 682,032 shares; Benjamin A. Horowitz, 81,250 shares; Randy D. Lindholm, 17,333; Brock D. Nelson, 29,166; Kevin L. Roberg, 101,111 shares; John D. Stobo, Jr., 83,750 shares; Donald C. Wegmiller, 19,166; Sara J. White 27,861 shares; Joseph E. Whitters, 39,166; William H. Younger, Jr., 61,875 shares; Gary E. Wright, 242,903 shares; Dennis P. Wolf 42,030 shares; J. Christopher Drew 148,952 shares; Dan S. Johnston 69,582 shares; and all executive officers and directors as a group, 1,665,093 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholder’s are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were complied with, except that Mr. Choma filed one late initial report of ownership, and each of Mr. Johnston, Mr. Lipps and Mr. Wright filed one late report with respect to the grant of options to purchase 30,000, 200,000 and 100,000 shares of the Common Stock of the Company, respectively.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

The members of our Board of Directors do not currently receive cash compensation for their services, but are eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy. The Board of Directors may, in the future, elect to provide cash compensation to its non-employee directors.

Each non-employee director of the Company also receives stock option grants under the 1999 Equity Incentive Plan (the “1999 Plan”). Options granted under the 1999 Plan to our non-employee directors are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

Upon initial election or appointment to our Board of Directors, each person who is not an employee of Omnicell will be granted an initial grant on the date of his or her election or appointment to purchase 25,000 shares of our common stock. The 1999 Plan also provides that on the day following each annual stockholders meeting, each non-employee director will be granted an annual stock option grant to purchase 6,250 shares of our common stock. The exercise price of options granted under the 1999 Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. The initial option shall become exercisable as to 1/36th of the option shares each month following the date of grant in accordance with its terms and any subsequent annual grant to a non-employee director shall become exercisable as to 1/12th of the option shares each month following the date of grant. The term of options granted to non-employee directors under the 1999 Plan is 10 years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, each option will continue in full force and effect if the Company is the surviving entity. If the Company is not the surviving entity, each option will be assumed or an equivalent option will be substituted by the successor corporation. In the event any surviving corporation refuses to assume or continue such options, or to substitute similar stock awards for those outstanding, the time during which such options may be exercised shall be accelerated, and the options terminated if not exercised prior to such event.

In May 2004, each of Messrs. Horowitz, Lindholm, Nelson, Roberg, Stobo, Wegmiller, Whitters and Younger and Ms. White were granted an option to purchase 6,250 shares of the Common Stock of the Company, each at an exercise price per share of $12.16. In addition, Mr. Wegmiller was also granted options to purchase 25,000 shares and 15,000 shares of the Common Stock of the Company at exercise prices of $12.10 and $14.08, respectively. The exercise prices of all of the options granted to directors under the 1999 Plan during the last fiscal year are equal to the fair market value of such common stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended December 31, 2002, 2003 and 2004, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, and its other four most highly compensated executive officers as of December 31, 2004 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

						Long-Term Compensation Awards
	Annual Compensation					Securities
					Other Annual	Underlying	All Other
		Salary		Bonus	Compensation(1)	Options/	Compensation
Name and Principal Position	Year	($)		($)	($)	(#)	($)(1)
Randall A. Lipps	2004	380,000		—	—	200,000	—
Chairman, President and Chief	2003	285,007	(2)	—	—	80,000	—
Executive Officer	2002	330,000		98,098	—	362,797
Gary E. Wright	2004	280,000		150,000	—	100,000
Executive Vice President, Sales	2003	280,000		162,460	—	135,000	—
and Marketing and Corporate Development	2002	179,200		80,000	—	76,551	—
Dennis P. Wolf(3)	2004	280,000		15,000	—	—
Executive Vice President,	2003	256,667		40,000	—	390,000	—
Finance, Administration and CFO	2002	—		—	—	—	—
J. Christopher Drew	2004	218,750		—	—	100,000	—
Executive Vice President,	2003	155,000		21,423	—	371,415
Field Operations	2002	119,176		26,423	—
Dan S. Johnston(4)	2004	200,000		—	—	30,000	—
Senior Vice President and	2003	20,833		10,000	—	140,000	—
General Counsel	2002	—		—	—	—

(1)          As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain “perquisites,” where such amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.

(2)          Mr. Lipps agreed to a salary in the first quarter of 2003 of $1.00, and thereafter received a base salary of $285,000 for the remainder of 2003, or $380,000 on an annualized basis.

(3)          Mr. Wolf joined Omnicell in February 2003 and terminated his employment with Omnicell effective as of April 4, 2005.

(4)          Mr. Johnston joined Omnicell in November 2003.

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under its 1992 Equity Incentive Plan, 1995 Management Stock Option Plan and 1999 Equity Incentive Plan (the “Incentive Plans”). As of December 31, 2004, options to purchase a total of 6,799,146 shares were outstanding under the Incentive Plans and no shares remained available for grant under the Incentive Plans.

The following tables show for the fiscal year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options		% of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted		Fiscal Year	($/Sh)	Date	5% ($)	10% ($)
Mr. Lipps	200,000	(1)	12.64%	$10.75	12/01/14	$1,354,500	$3,148,500
Mr. Wright	100,000	(1)	6.32	10.75	12/01/14	677,250	1,709,250
Mr. Wolf	—		0	—	—	—	—
Mr. Drew	100,000	(1)	6.32	10.75	12/01/14	677,250	1,709,250
Mr. Johnston	20,000		1.26	10.75	12/01/10	135,540	341,850
	10,000		0.63	10.75	12/01/14	67,725	170,925

(1)           Options granted become exercisable as follows: 6.25% of the shares subject to the option vest on the three month anniversary of the vesting commencement date, with the balance of the shares vesting monthly over the following 45 months. The options expire ten years from the date of grant or earlier upon termination of employment.

(2)           Options granted become exercisable as follows: 50% of the shares subject to the option vest at the end of the fourth fiscal quarter of 2004 if certain performance milestones were met by Omnicell. The milestones were not met, therefore 100% of the shares subject to the option will vest on the five year anniversary of the date of grant. The options expire six years from the date of grant or earlier upon termination of employment.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

The following table presents the aggregate option exercise, during 2004, and the number and value of securities underlying unexercised options that are held by each of the individuals listed in the Summary Compensation Table as of December 31, 2004.

Amounts shown under the column “Value Realized” are based on the closing sales price of our common stock as reported on the Nasdaq Stock Market on the date of exercise, less the exercise price. Amounts shown under the column “Value of Unexercised In-the-Money Options at FY-End” are based on the closing price of our common stock $11.00 on December 31, 2004 as reported on the Nasdaq Stock Market, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/ Unexercisable
Mr. Lipps	50,000	$807,380.00	648,700/308,544	$2,282,784/$322,055
Mr. Wright	35,331	536,623.71	222,843/200,845	990,916/46,344
Mr. Wolf	105,000	1,537,873.95	39,468/255,157	171,740/1,700,310
Mr. Drew	10,000	189,355.00	109,935/248,462	503,411/574,557
Mr. Johnston	0	—	57,082/112,918	(123,297)/(171,603)

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2004 regarding our 1992 Incentive Stock Plan, 1995 Management Stock Option Plan, 1999 Equity Incentive Plan and 1997 Employee Stock Option Plan, each of which has been approved by our stockholders, as well as our 2003 Equity Incentive Plan, and 2004 Equity Incentive Plan, neither of which has not been approved by our stockholders:

Plan description	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
1992 Incentive Stock Plan	197,502	$9.507	0
1995 Management Stock Option Plan	426,884	$7.432	0
1999 Equity Incentive Plan	6,164,448	$8.324	0 (1)
1997 Employee Stock Purchase Plan	0	n/a	721,803
2003 Equity Incentive Plan	18,333	$4.00	475,000
2004 Equity Incentive Plan	10,312	$20.00	189,688
Total	6,817,479	$8.31	1,386,491

(1)           At December 31, 2004, there were no shares available for future issuance under the 1999 Equity Incentive Plan Plan. On January 1 of each year, the number of shares reserved for issuance under the 1999 Equity Incentive Plan increases automatically by the lesser of (i) 5.5% of the total number of shares of the Company’s common stock then outstanding, or (ii) 3,000,000 shares. After applying the formula, the number of shares available for future issuance under the 1999 Equity Incentive Plan on January 1, 2005 was 1,393,363.

2003 EQUITY INCENTIVE PLAN

In April 2003, our Board of Directors adopted the 2003 Equity Incentive Plan (the “2003 Plan”). A total of 500,000 shares of common stock has been reserved for issuance under the 2003 Plan and we currently have options outstanding to purchase 25,000 shares under the 2003 Plan. The 2003 Plan provides for the issuance of non-qualified options, stock bonuses and rights to acquire restricted stock to our employees, directors and consultants. Options granted under the 2003 Plan shall have an exercise price of not less than 70% of the fair market value of the stock on the date of grant and generally become exercisable over periods of up to four years, generally with one-fourth of the shares vesting one year from the vesting commencement date with respect to initial grants, and the remaining shares vesting in 36 equal monthly installments thereafter, however our Board of Directors may impose vesting at its discretion to any award. Options under the 2003 Plan generally expire ten years from the date of grant.

Our Board of Directors shall administer the 2003 Plan unless and until the Board delegates administration to a committee. Our Board may suspend or terminate the 2003 Plan at any time. Our Board may also amend the 2003 Plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders after its adoption by the Board to the extent stockholder approval is necessary to satisfy the requirements of any Nasdaq listing requirements.

If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2003

Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exercisability of the stock awards will accelerate.

2004 EQUITY INCENTIVE PLAN

In February 2004, our Board of Directors adopted the 2004 Equity Incentive Plan (the “2004 Plan”). A total of 200,000 shares of common stock has been reserved for issuance under the 2004 Plan and we currently have no outstanding granted options to purchase any shares under the 2004 Plan. The 2004 Plan provides for the issuance of non-qualified options to new employees as an inducement material to the individual’s entering into employment with Omnicell. Options granted under the 2004 Plan have an exercise price not less than the fair market value of the stock on the date of grant and generally become exercisable over periods of up to four years, generally with one-fourth of the shares vesting one year from the vesting commencement date with respect to initial grants, and the remaining shares vesting in 36 equal monthly installments thereafter, however our Board of Directors may impose vesting at its discretion to any award. Options under the 2004 Plan generally expire ten years from the date of grant.

Our Board of Directors shall administer the 2004 Plan unless and until the board delegates administration to a committee. Our Board may suspend or terminate the 2004 Plan at any time. Our Board may also amend the 2004 Plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders after its adoption by the Board to the extent stockholder approval is necessary to satisfy the requirements of any Nasdaq listing requirements.

If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2004 Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exercisability of the stock awards will accelerate.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

In February 1998 and February 2000, our Board of Directors approved the acceleration, under certain circumstances, of all stock options granted to certain officers under the Incentive Plans. Under this arrangement, the unvested portion of each officer’s stock options under the Incentive Plans becomes fully vested and exercisable if we are acquired and the officer is terminated without cause, the principal place of performance of the officer’s responsibilities and duties is changed, or there is a material reduction in the officer’s job responsibilities or duties.

In February 2003, the Company and Dennis P. Wolf entered into an employment agreement whereby Mr. Wolf agreed to serve as Executive Vice President, Operations, Finance and Administration and Chief Financial Officer of the Company. The agreement provides Mr. Wolf with a base salary of $280,000 and a quarterly performance bonus in 2003 of $15,000 plus an annual option to purchase 40,000 shares of Omnicell common stock in 2003, wherein 25% of such grant may accelerate each quarter upon the Company’s achievement of certain milestones. Mr. Wolf was also granted an option to purchase 390,000 shares of common stock, subject to the same vesting acceleration provisions provided to other executive officers of the Company. In the event Mr. Wolf’s employment is terminated by Omnicell without cause, Mr. Wolf will be entitled to receive a one-time payment of his annual base salary amount then in effect. Mr. Wolf resigned his position with the Company effective as of April 4, 2005. In connection with the termination of Mr. Wolf’s employment and the execution of a Separation Agreement and General Release, Mr. Wolf received a lump sum payment of $280,000, less applicable payroll deductions, withholdings, and eligible 401(k) contributions.

In April 2003, the Company and Gary E. Wright entered into an employment agreement whereby Mr. Wright agreed to serve as Executive Vice President, Sales, Field Operations, Marketing and International of the Company. The agreement provides Mr. Wright with a base salary of $280,000. Mr. Wright was also granted an option to purchase 27,910 shares of common stock, subject to the same vesting acceleration provisions provided to other executive officers of the Company. In the event Mr. Wright’s employment is terminated by Omnicell without cause, Mr. Wright will be entitled to receive a one-time payment of his annual base salary amount then in effect.

In November 2003, the Company and Dan S. Johnston entered into an employment agreement whereby Mr. Johnston agreed to serve as Senior Vice President and General Counsel of the Company. The agreement provides Mr. Johnston with a base salary of $200,000 plus an annual option to purchase 40,000 shares of Omnicell common stock in 2003 and 2004, wherein 25% of such grant may accelerate each quarter upon the Company’s achievement of certain milestones. Mr. Johnston was also granted an option to purchase 100,000 shares of common stock, subject to the same vesting acceleration provisions provided to other executive officers of the Company. In the event Mr. Johnston’s employment is terminated by Omnicell without cause, Mr. Johnston will be entitled to receive a one-time payment of his annual base salary amount then in effect.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
EXECUTIVE COMPENSATION(2)

Our executive compensation policies and practices are established and administered by the Compensation Committee of the Board. The Compensation Committee consists of three (3) non-employee directors: William H. Younger, Jr., Benjamin A. Horowitz and Randy D. Lindholm. Mr. Horowitz is not standing for reelection and will conclude his service with the Compensation Committee at the Annual Meeting of Stockholders.

PHILOSOPHY

The Compensation Committee has implemented compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of the executive officers with those of the stockholders. The objectives of the program established by the Compensation Committee are: (i) to attract and retain the people needed to define, create and market industry-leading products and services; (ii) tie compensation closely to achievement of Omnicell’s business and performance objectives; and (iii) to reward individual performance that contributes to Omnicell’s long term success.

ELEMENTS OF COMPENSATION

Our executive compensation is comprised of three (3) components, each of which is intended to support the overall objectives of our compensation philosophy. They are: (i) base compensation; (ii) bonus compensation tied to each executive officer’s and the Company’s performance goals; and (iii) equity compensation in the form of periodic grants of stock options under Omnicell’s stock option plans.

Base Compensation.   The Compensation Committee recognizes the importance of maintaining compensation levels competitive with other leading technology companies with which Omnicell competes for personnel. In setting the base salaries for its executive officers, the Committee considers (i) individual and corporate performance; (ii) levels of responsibility; (iii) prior experience and breadth of knowledge of each executive officer; (iv) competitive pay practices; (v) and compensation data from peer group companies. The Compensation Committee reviews an annual salary plan, with the Chief Executive Officer, for Omnicell’s executive officers, other than the Chief Executive Officer. The salary plan is modified, as deemed appropriate, and then formally approved by the Compensation Committee. The annual salary plan takes into account past performance and expected future contributions of the individual executive officer as well as executive salaries at comparable companies.

In fiscal 2004, base salaries for certain of our named executive officers were increased over base salaries paid for fiscal 2003. The increased base salaries are shown in the Summary of Compensation table on page 20. Mr. Drew’s increase was due to a promotion. The Compensation Committee believes the base salaries paid to its executive officers are reasonable in light of the factors described above.

Bonus Compensation.   In fiscal 2004, no cash bonuses were paid to our named executive officers. In March of this year, the Compensation Committee approved the Quarterly Executive Bonus Plan for fiscal year 2005. (the “2005 QEBP”) which is applicable to the Company’s management team, director level and above, including executive officers.

(2)   The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act.

For our executive officers to be eligible for the quarterly bonus, the 2005 QEBP requires the Company to achieve both a minimum profitability target and sales backlog target as set by the Compensation Committee each quarter. If the Company’s targets are achieved, each executive officer is eligible to receive 50% of his bonus amount. Each executive officer will also have individual quarterly performance targets that, if achieved, will allow the executive officer to receive the remaining 50% of his bonus amount. In the case of the chief executive officer, the individual quarterly performance target is set by the Compensation Committee, and in the case of the other executive officers, the individual quarterly performance target is set by the chief executive officer and reviewed and approved by the Compensation Committee. No bonuses are paid under the 2005 QEBP in any quarter where the Company targets are not achieved; however, if the end of year sales bookings target is met, any quarterly bonuses that were not paid due solely to the failure to achieve that quarter’s sales booking target will then be made up and paid. Also, in any quarter where the quarterly Company targets are achieved and the profitability target is exceeded, each executive officer can earn an additional 10% of his quarterly bonus for each incremental target achieved, as set by the Compensation Committee. The bonus is computed as a percentage of quarterly base salary, which is established by the Compensation Committee. In fiscal 2005, the bonus target levels for our executive officers range from 15% of quarterly salary to 40% of quarterly salary depending on the seniority level of the executive officer. The Compensation Committee can alter the incentive payout based on such factors as achievement of publicly announced targets, product milestones, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.

Longer Term Incentive Compensation.   Long-term equity incentives are provided through grants of stock options to executive officers and other employees pursuant to our 1999 Equity Incentive Plan, 2003 Equity Incentive Plan and 2004 Equity Incentive Plan. This component of compensation is intended to provide a longer-term incentive to its executive officers to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to our long term growth. The Compensation Committee believes this element of the total compensation program directly links each executive officer’s interests with those of the stockholders and our long-term value because stock options (i) are granted with exercise prices at not less than fair market value; (ii) generally vest over time for periods not to exceed five years and generally terminate 10 years after the date of grant. Specifically, the vesting provisions of the options are intended to insure that employees are provided with an incentive to increase value over the long term. The Compensation Committee determines the size of each option grant to its executive officers by considering, among other things, individual and corporate performance, level of responsibility and prior experience and breadth of knowledge. The Compensation Committee also considers the value of options granted to similarly situated executive officers of comparable companies.

In fiscal 2004, the Compensation Committee decided to grant new stock options to our executive officers. Out of a total of 1,677,950 options granted in fiscal 2004, our executive officers received grants for an aggregate of 430,000 shares, or approximately 25.6% of the total options granted in fiscal 2004. Executive officers are also eligible to participate in our 1997 Employee Stock Purchase Plan. Participation levels in such plan are at the discretion of each executive officer.

The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable companies, link executive and stockholder interests and provide the basis to attract and retain qualified executives. The Compensation Committee also believes that the long-term equity incentives awarded to its executive officers during fiscal 2004 are reasonable in light of factors described above. The Compensation Committee will continue to monitor the relationship among executive compensation, our performance and stockholder value.

CHIEF EXECUTIVE OFFICER COMPENSATION

The Compensation Committee uses the procedures described above in setting the annual salary and equity awards for Randall A. Lipps, our President and Chief Executive Officer. The Compensation Committee reviews and establishes the base salary of Mr. Lipps based on compensation data for comparable companies and the Compensation Committee’s assessment of his past performance and its expectation as to his future contributions in directing our long-term success. Mr. Lipps’ base salary remained the same at $330,000 from fiscal 2003 to fiscal 2004. In fiscal 2003, Mr. Lipps agreed to a salary in the first quarter of $1.00, and thereafter received a base salary of $285,000 for the remainder of fiscal 2003, or $380,000 on an annualized basis. For fiscal 2005, Mr. Lipps’ salary has increased to $407,000. The Compensation Committee believes that the base salary of Mr. Lipps is reasonable in light of factors considered by the Compensation Committee. As a result of Omnicell’s non-achievement of certain financial targets in fiscal 2004, Mr. Lipps did not receive a cash bonus.

In fiscal 2004, the Compensation Committee also reviewed the performance of Mr. Lipps in relation to his equity compensation package. Mr. Lipps was granted an option to purchase 200,000 shares of common stock in fiscal 2004. The Compensation Committee believes the grant to Mr. Lipps is sufficient to maintain the overall competitiveness of his compensation package and to maintain the strength of the alignment of his interests with those of Omnicell’s stockholders. The Compensation Committee intends to continue to monitor Mr. Lipps’ compensation levels in light of his performance, Omnicell’s performance, and the compensation levels of chief executive officers at comparable companies.

FEDERAL TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

COMPENSATION COMMITTEE
William H. Younger, Jr., Chairman
Benjamin A. Horowitz
Randy D. Lindholm

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Company’s Compensation Committee consists of Messrs. Younger, Horowitz and Lindholm. None of these individuals is or has been an officer of Omnicell. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph shows the total stockholder return of an investment of $100 in cash on August 7, 2001 for (i) the Company’s Common Stock, (ii) the Nasdaq National Market Index (the “Nasdaq”) and (iii) the S&P SuperComposite Healthcare Sector Index(2) (the “S&P SuperComposite Healthcare”). All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:

COMPARISON OF 41 MONTH CUMULATIVE TOTAL RETURN*

AMONG OMNICELL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND AND THE S & P SUPERCAP HEALTHCARE SECTOR

*       $100 invested on 8/7/01 in stock and S & P or on 7/31/01 in Nasdaq-including reinvestment of dividends.

Omnicell—NASNM

	Cumulative Total Return
	8/01	9/01	12/01	3/02	6/02	9/02	12/02	3/03	6/03	9/03	12/03	3/04	6/04	9/04	12/04
OMNICELL, INC.	100.00	107.14	127.14	106.14	99.86	83.43	37.86	47.29	142.43	232.29	231.43	283.00	208.71	188.86	157.14
NASDAQ STOCK MARKET (U.S.)	100.00	68.85	88.30	81.77	66.66	54.46	51.18	46.27	58.05	71.04	77.77	84.50	82.69	76.81	82.89
S & P SUPERCAP HEALTHCARE SECTOR	100.00	99.04	100.69	99.71	83.84	77.44	80.59	81.77	90.68	87.65	95.19	95.44	98.28	92.94	98.20

(1)           This section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

(2)           The S&P SuperComposite Healthcare Index is calculated using a market cap weighing methodology.

CERTAIN TRANSACTIONS

The Company has entered into indemnity agreements with its executive officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ ROBERT J. BRIGHAM
Robert J. Brigham
Secretary

April 26, 2005

DELIVERY OF THIS PROXY STATEMENT

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for the securityholders and cost savings for companies.

This year, a number of brokers with account holders who are Omnicell stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to Corporate Secretary, Omnicell, Inc., 1201 Charleston Road, Mountain View, CA 94043.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

A copy of Omnicell’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004 is available without charge upon written request to: Corporate Secretary, Omnicell, Inc., 1201 Charleston Road, Mountain View, CA 94043.

OMNICELL, INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/omcl	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE	ZOMC51

Please mark
☒	votes as in this example.	#OMC

1.	Election of Directors	2.	Proposal to ratify appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees for Class I Directors:	(01) Mary E. Foley (02) Randy D. Lindholm (03) Sara J. White; and (04) William H. Younger, Jr.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	3.	In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.

☐
For all nominees except as noted above	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

(Please sign exactly as name appears on share certificate. When shares are registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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OMCL-PS-05